EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
Confidential Treatment Requested for Certain Portions of this Exhibit
Sections marked “***” represent omitted portions. These portions have been filed separately with the Commission

STOCK PURCHASE AGREEMENT

among:

Alaska Communications Systems Group, Inc.,
a Delaware Corporation;

Crest Communications Corporation,
a Delaware Corporation;

the Selling Stockholders listed on Exhibit A hereto; and

Donald J. Schroeder and Brooke Coburn,

as Agents for the Selling Stockholders

Dated as of April 1, 2008

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of April 1, 2008, by and among Alaska Communications Systems Group, Inc., a Delaware corporation (the “Purchaser”), Crest Communications Corporation, a Delaware corporation (“Crest”), the parties listed on Exhibit A (the “Selling Stockholders”) and, solely with respect to Sections 1, 8, 9, 10, 11 and 12 hereof, Donald J. Schroeder and Brooke Coburn as the agents for the Selling Stockholders (the “Agents”). Certain capitalized terms used in this Agreement are defined on Exhibit B.

Recitals

A. The Selling Stockholders collectively own all of the outstanding shares of the capital stock of Crest (the “Shares”).

B. The Selling Stockholders wish to sell the Shares to the Purchaser on the terms set forth in this Agreement.

Agreement

The Purchaser, Crest, the Selling Stockholders and the Agents, intending to be legally bound, agree as follows:

SECTION 1. Sale and Purchase of Shares; Related Transactions

1.1 Sale and Purchase of Shares. At the Closing, the Selling Stockholders shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Stockholders, on the terms and subject to the conditions set forth in this Agreement.

1.2 Purchase Price.

(a) At the Closing, the Purchaser shall pay to the Selling Stockholders as consideration for the Shares the sum of (i) $70,000,000 (the “Base Initial Consideration”) and (ii) if the Supplemental Consideration Conditions (as defined below) are satisfied, the Supplemental Consideration (as defined below) to the extent not distributed pursuant to Section 1.3 (such sum being the “Consideration”), subject to adjustment pursuant to Section 1.5 and Section 5.10 of Exhibit H. At the Closing, the Escrow Percentage of the Consideration together with any amounts required under Section 5.8 of Exhibit H (the “Escrow Fund”) shall be deposited by the Purchaser on behalf of the Selling Stockholders in an escrow account (the “Escrow Account”) to be established and maintained pursuant to an Escrow Agreement among the Agents, the Purchaser and a third-party escrow agent reasonably acceptable to the Purchaser and the Agents (the “Escrow Agent”), prepared by the Purchaser and in a form reasonably acceptable to the Agents (the “Escrow Agreement”). The Consideration shall be in immediately available funds and shall be allocated among the Selling Stockholders in accordance with Exhibit A.

(b) If, prior to the Closing Date, the Supplemental Consideration Conditions (as defined below) have not been satisfied, then to the extent that after the Closing the Companies actually receive in respect of the Service Order any (x) annual or periodic lease payments, (y) payments (net of any prior lease payments paid to the Selling Stockholders) from conversion of such lease to an IRU or (z) recurring O&M-related payments in respect of such lease or IRU, the Purchaser shall pay, or cause the Companies to pay, to the Selling Stockholders as additional consideration, within thirty (30) days after receipt thereof, an amount equal to such payments, Net of Taxes.

(c) If, prior to the Closing Date, the Companies shall have entered into a fully-enforceable Qualifying Sale Contract, shall have received the non-recurring fee and shall have satisfied all conditions precedent and contingencies to receipt of the non-recurring fee thereunder (the “Supplemental Consideration Conditions”), then in lieu of any payments under Section 1.2(b), (i) if such Qualifying Sale Contract is in addition to and not in substitution for the Service Order and the Service Order Party shall have previously or concurrently also converted the lease under the Service Order to an IRU, the Selling Stockholders shall be entitled to receive at the Closing as additional consideration (to the extent such consideration was not previously distributed pursuant to Section 1.3) an amount equal to the sum of (x) the excess of (1) the IRU Amount over (2) any prior lease payments plus (y) *** , such sum to be Net of Taxes and (ii) if such Qualifying Sale Contract is in substitution for the Service Order, the Selling Stockholders shall be entitled to receive at the Closing as additional consideration an amount equal to the sum of (x) the excess of (1) the IRU Amount over (2) any prior lease payments plus (y) *** , such sum to be Net of Taxes (the amount as computed under (i) or (ii) above, as applicable, being the “Supplemental Consideration”). For the avoidance of doubt, if the Supplemental Consideration Conditions are met prior to the Closing Date but the Service Order Party shall neither have converted the lease under the Service Order to an IRU nor terminated such lease, then if the Service Order Party shall convert such lease to an IRU prior to the expiration thereof, the Purchaser shall pay, or cause the Companies to pay, to the Selling Stockholders within thirty (30) days after receipt thereof, an amount equal to *** Net of Taxes, which amount shall be in lieu of further payments under Section 1.2(b) or Section 1.2(c)(i) but in addition to payments under Section 1.2(d)(ii).

(d) If, prior to the Closing Date, the Supplemental Consideration Conditions have been satisfied, then (i) if the Qualifying Sale Contract is in addition to and not in substitution for the Service Order, to the extent that after the Closing the Companies actually receive any recurring O&M-related payments in respect of the Service Order, the Purchaser shall pay, or cause the Companies to pay, to the Selling Stockholders as additional consideration, within thirty (30) days after receipt thereof, an amount equal to such payments, Net of Taxes and (ii) if the Qualifying Sale Contract is in substitution for the Service Order, to the extent that after the Closing the Companies actually receive any recurring O&M-related payments in respect of the Qualifying Sale Contract, the Purchaser shall pay, or cause the Companies to pay, to the Selling Stockholders, within thirty (30) days after receipt thereof, an amount equal to such payments, Net of Taxes, multiplied by a fraction, the numerator of which is *** and the denominator of which is the monthly recurring O&M-related amount payable under the Qualifying Sale Contract.

(e) Nothing contained herein shall be construed or interpreted to limit in any manner the ability of Purchaser or any of its Affiliates to enter into transactions with the Service Order Party for leases of capacity or Capacity Sales on the Northstar System after the Closing Date; provided that if Purchaser or any Affiliate enters into any Capacity Sale for an aggregate capacity of an *** or greater and the Service Order Party has the right to use the capacity that is the subject of such Capacity Sale prior to the RFCS Date, then in lieu of any further payments under Section 1.2(b), (i) Purchaser shall pay, or cause the Companies to pay, to the Selling Stockholders as additional consideration, an amount equal to the excess of the IRU Amount over any prior lease payments paid to the Selling Stockholders pursuant to Section 1.2(b), Net of Taxes, plus (ii) to the extent that after the date of such Capacity Sale the Purchaser or the Companies actually receive any recurring O&M-related payments in respect of such Capacity Sale, the Purchaser shall pay, or cause the Companies to pay, to the Selling Stockholders, within thirty (30) days after receipt thereof, an amount equal to the lesser of (x) such payments, Net of Taxes, and (y) such payments, Net of Taxes, multiplied by a fraction, the numerator of which is *** and the denominator of which is the monthly recurring O&M-related amount payable in respect of such Capacity Sale.

(f) The amounts to be paid by the Purchaser pursuant to Sections 1.2(b), (c), (d) and (e) shall be treated as additional consideration for the Shares.

(g) In this Agreement, for the purposes of determining an amount “Net of Taxes”, the Taxes associated with any amount shall be determined by comparing the actual tax liability of the Companies for the taxable period in which such amount was received by the Companies to the amount that such tax liability would have been for such taxable period had the Companies not received such amount; provided, however, that such tax liability shall be calculated (i) as if the Companies were a stand-alone entity filing consolidated returns and (ii) reflecting all limitations on the use of the Companies’ tax attributes pursuant to Sections 382, 383 and 384 of the Code. For the avoidance of doubt, no tax attributes of the Purchaser or its subsidiaries (other than the Companies) shall be taken into account. Notwithstanding anything to the contrary, the Taxes associated with any amount shall be calculated without regard to any loss that would entitle the Purchaser or the Companies to a refund of Taxes unless, and only to the extent, the Purchaser or any of the Companies actually receives a refund of Taxes. Neither the Purchaser nor the Companies shall be required to file any amended return to claim such refund.

1.3 Cash Distribution. In contemplation of the sale of the Shares to the Purchaser, prior to the Closing Date, Crest will make a distribution to the Selling Stockholders of all Cash of the Companies on hand as of the close of business on the business day immediately prior to the Closing Date, provided that Crest shall retain at the Closing, and not distribute to the Selling Stockholders, an amount of Cash equal to the sum (such sum, “Target Cash”) of all amounts actually paid to the Companies in respect of (A) Capacity Sales made by the Companies that originate between the date of this Agreement and the Closing Date (net of (a) any proceeds from any such Capacity Sales in respect of OSP Route B or the C Route that are either permitted under this Agreement or are approved by the Purchaser and are used to offset the actual out-of-pocket costs of the New Fiber Installation and of the *** IRU or the lease arrangement contemplated under Section 5.10(a) and (b) Taxes required to be paid in respect of such Capacity Sales) and (B) any monthly or periodic recurring lease or O&M-related fees, net of Taxes, pursuant to the Qualifying Sale Contract. For the sake of clarity, it is understood that the following amounts shall be deemed not to be amounts referred to in clauses (A) and (B) above and accordingly Crest shall be entitled to distribute to the Selling Stockholders prior to the Closing Date amounts paid to the Companies prior to the Closing Date in respect of the following: (a) any lease-related payments made under the Service Order, Net of Taxes and (b) any recurring O&M-related payments made under the Service Order, Net of Taxes.

1.4 Closing.

(a) The closing of the sale of the Shares to the Purchaser (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 11951 Freedom Drive, Reston, Virginia 20190 (or remotely via the exchange of documents and signatures) at 10:00 a.m. (Washington, D.C. time) on a date selected by Crest that is not later than two business days following the Regulatory Approval Date (or at such other place or time as the Purchaser and the Agents may jointly designate), subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8. For purposes of this Agreement, “Scheduled Closing Time” shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.4(a), and “Closing Date” shall mean the time and date as of which the Closing actually occurs.

(b) Closing Deliveries.

(i) At the Closing, the Selling Stockholders, the Agents or Crest, as applicable, shall deliver the following, in form and substance reasonably acceptable to the Purchaser:

(1) the Selling Stockholders shall deliver to the Purchaser the stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(2) each Selling Stockholder shall execute and deliver to the Purchaser a General Release (the “General Release”) in form and substance satisfactory to Purchaser and such Selling Stockholder;

(3) Crest shall execute and deliver to the Purchaser a certificate, executed by Crest’s President (the “Crest Closing Certificate”), certifying that (A) each of the representations and warranties of Crest contained in this Agreement that is qualified by materiality or Material Adverse Effect is accurate and correct, and each of the representations and warranties that is not so qualified is accurate and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date), (B) each of the covenants and obligations that Crest was required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects and (C) the Companies have no outstanding indebtedness other than accounts payable and accrued expenses incurred in the ordinary course of their respective businesses and capital leases entered into prior to Closing and disclosed on Part 1.4(b) of the Disclosure Schedule or entered into after the date of this Agreement in compliance with this Agreement;

(4) each Selling Stockholder shall execute and deliver to the Purchaser a certificate (the “Selling Stockholder Closing Certificate”), certifying that (A) each of the representations and warranties of such Selling Stockholder contained in this Agreement that is qualified by materiality shall be accurate and correct, and each of the representations and warranties that is not qualified by materiality or Material Adverse Effect is accurate and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date) and (B) each of the covenants and obligations that such Selling Stockholder was required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects;

(5) Crest shall execute and deliver to the Purchaser a certificate, executed by Crest’s Secretary (the “Crest Secretary’s Certificate”), attaching as exhibits thereto (A) the certificate of incorporation of Crest, as then in effect, (B) the bylaws of Crest, as then in effect, and (C) the resolutions adopted by the Board of Directors of Crest related to this Agreement and the Transactions;

(6) the Agents shall execute and deliver the Escrow Agreement to the Purchaser and the Escrow Agent;

(7) all directors and officers of Crest shall resign from their positions as directors and officers of Crest by executing and delivering to Crest (with a copy to the Purchaser) a resignation notice and a customary release (the “Resignation Notice”) in form and substance reasonably satisfactory to Purchaser;

(8) Crest shall deliver to the Purchaser an opinion of Cooley Godward Kronish LLP, counsel to Crest, in form and substance satisfactory to Purchaser;

(9) Each Selling Stockholder shall execute and deliver to the Purchaser a certification of non-foreign status, in form and substance satisfactory to the Purchaser, in accordance with Treasury Regulation § 1.1445-2(b);

(10) Each of Brian P. Roussell and Donald J. Schroeder shall execute and deliver to the Purchaser a release in form and substance satisfactory to Purchaser and each such individual;

(11) Crest shall deliver to the Purchaser copies of termination and release agreements reasonably satisfactory to the Purchaser evidencing the termination of the Contracts referred to in Section 5.5 of Exhibit H;

(12) Crest shall deliver to the Purchaser copies of agreements reasonably satisfactory to the Purchaser evidencing the amendment or replacement of the Route *** Contracts referred to in Section 5.9 of Exhibit H;

(13) such other documents as the Purchaser may reasonably request.

(ii) At the Closing, the Purchaser shall deliver the following, in form and substance reasonably acceptable to the Agents:

(1) the Purchaser shall pay the Consideration to the Selling Stockholders (as adjusted pursuant to Section 1.5(a) and Section 5.10 of Exhibit H), less the Escrow Fund;

(2) the Purchaser shall execute and deliver the Escrow Agreement to the Agents and the Escrow Agent;

(3) the Purchaser shall deposit the Escrow Fund with the Escrow Agent;

(4) the Purchaser shall execute and deliver to the Selling Stockholders a certificate, executed by the Purchaser’s President (the “Purchaser Closing Certificate”), setting forth the Purchaser’s representations and warranties that (A)  each of the representations and warranties of the Purchaser contained in this Agreement that is qualified by materiality or Material Adverse Effect is accurate and correct, and each of the representations and warranties that is not so qualified shall be accurate and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties that expressly relate to a specific date, in which case as of such date) and (B) each of the covenants and obligations that the Purchaser was required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and

(5) the Purchaser shall execute and deliver to the Selling Stockholders a certificate, executed by the Purchaser’s Secretary (the “Purchaser Secretary’s Certificate”), attaching as exhibits thereto (A) the certificate of incorporation of the Purchaser, as then in effect, (B) the bylaws of the Purchaser, as then in effect, and (C) the resolutions adopted by the Board of Directors and stockholders of the Purchaser related to this Agreement and the Transactions.

1.5 Working Capital Adjustment.

(a) Crest’s Computation of Estimated Adjusted Working Capital.

(i) Not fewer than three (3) business days prior to the Closing Date, Crest will conduct a review of Adjusted Working Capital as of the opening of business on such date and will prepare and deliver to the Purchaser a detailed computation of its estimate of Adjusted Working Capital as of the opening of business on the Closing Date (but giving effect to the transactions to be consummated at the Closing) (“Estimated Adjusted Working Capital”). For the avoidance of confusion, Crest’s computation of Estimated Adjusted Working Capital shall give effect to the distribution to be made pursuant to Section 1.3.

(ii) If Estimated Adjusted Working Capital exceeds Baseline Adjusted Working Capital, then the amount by which Estimated Adjusted Working Capital exceeds the Baseline Adjusted Working Capital shall be added to the Consideration paid to the Selling Stockholders at the Closing.

(iii) If Baseline Adjusted Working Capital exceeds Estimated Adjusted Working Capital, then the amount by which Baseline Adjusted Working Capital exceeds Estimated Adjusted Working Capital shall be subtracted from the Consideration paid to the Selling Stockholders at the Closing.

(b) Purchaser’s Computation of Adjusted Working Capital.

(i) Within sixty (60) days after the Closing Date, the Purchaser will conduct a review of Cash and Adjusted Working Capital as of the opening of business on the Closing Date (but giving effect to the transactions to be consummated at the Closing) and will prepare and deliver to the Agents its computation of Cash and Adjusted Working Capital as of the opening of business on the Closing Date (but giving effect to the transactions to be consummated at the Closing) in a manner consistent with the calculation on Exhibit J. (the “Proposed Final Balance Sheet”). If the Agents concur with the computation of Cash and Adjusted Working Capital reflected on the Proposed Final Balance Sheet or do not object to such computation by delivering an Objection Notice (as defined below) within the time period specified below to the Purchaser in the manner set forth herein, the Proposed Final Balance Sheet shall be deemed to be final and conclusive and shall be binding on the Selling Stockholders. If the Agents disagree with such computation, the Agents shall, within fifteen (15) days after receipt of the Proposed Final Balance Sheet, deliver a notice to the Purchaser explaining in reasonable detail the Agents’ disagreement with such computation and setting forth the amount in dispute (the “Objection Notice”). If requested by the Agents, the Purchaser shall provide to the Agents and the Selling Stockholders copies of all relevant documentation used in the Purchaser’s computation, including work papers, if any. If the Purchaser does not deliver the Proposed Final Balance Sheet to the Agents within sixty (60) days after the Closing Date, then Estimated Adjusted Working Capital and Cash will be deemed to be final and conclusive and shall be binding on the Purchaser.

(ii) The Purchaser and the Agents will use their respective reasonable best efforts to resolve any disagreements as to the computation of Cash and Adjusted Working Capital, but if they do not obtain a final resolution within thirty (30) days after the Purchaser has received the Objection Notice (the “Resolution Period”), then all amounts remaining in dispute shall be submitted to a national accounting firm (the “Neutral Auditors”) selected mutually by the Agents and the Purchaser (or if they cannot agree on such selection, a national “Big Four” accounting firm will be selected by lot after eliminating KPMG and Ernst & Young) within ten (10) days after the expiration of the Resolution Period. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. The Purchaser and the Agents will direct the Neutral Auditors to render a determination within sixty (60) days of their retention and the Purchaser, the Selling Stockholder and the employees of the Purchaser and the Companies will cooperate with the Neutral Auditors during their engagement. The Neutral Auditors will consider only those items and amounts on the Proposed Final Balance Sheet set forth in the Objection Notice which the Purchaser and the Agents are unable to resolve; provided, however, that each of the Purchaser and the Agents shall be entitled to make a presentation to the Neutral Auditors regarding the items and amounts that the Purchaser and the Agents are unable to resolve. In making its determination, the Neutral Auditors shall (A) be bound by the terms and conditions of this Agreement, including the definitions of Adjusted Working Capital, Target Cash and Cash and the terms of this Section 1.5, and (B) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Purchaser or the Agents or that is less than the lowest value for such amount claimed by either the Purchaser or the Agents. The determination of the Neutral Auditors will be conclusive and binding upon the Purchaser and the Selling Stockholders. All expenses and fees of the Neutral Auditors shall be borne one-half (1/2) by the Purchaser, on the one hand, and one-half (1/2) by the Selling Stockholders, on the other hand. The amount of Cash, as finally determined pursuant to this Section 1.5(b), is referred to herein as “Final Cash”. The amount of Adjusted Working Capital, as finally determined pursuant to this Section 1.5(b), is referred to herein as “Final Adjusted Working Capital”.

(iii) If the sum of Target Cash and Estimated Adjusted Working Capital exceeds the sum of Final Cash and Final Adjusted Working Capital, then, within fifteen (15) business days after the determination thereof, (a) the Selling Stockholders will pay to the Purchaser by wire transfer or delivery of other immediately available funds an amount equal to the product of (x) one minus the Escrow Percentage and (y) the amount by which the sum of Target Cash and Estimated Adjusted Working Capital exceeds the sum of Final Cash and Final Adjusted Working Capital, together with interest at the Applicable Rate on such amount for the period commencing on the Closing Date and ending on the date of such payment and (b) the Escrow Agent will pay to the Purchaser from the Escrow Account an amount equal to the product of the Escrow Percentage and the amount by which the sum of Target Cash and Estimated Adjusted Working Capital exceeds the sum of Final Cash and Final Adjusted Working Capital, together with interest at the Applicable Rate on such amount for the period commencing on the Closing Date and ending on the date of such payment.

(iv) If the sum of Final Cash and Final Adjusted Working Capital exceeds the sum of Target Cash and Estimated Adjusted Working Capital, then the Purchaser, within fifteen (15) business days after the determination thereof, will pay (a) to the Agents for the benefit of the Selling Stockholders by wire transfer or delivery of other immediately available funds an amount equal to the product of (x) one minus the Escrow Percentage and (y) the amount by which the sum of Final Cash and Final Adjusted Working Capital exceeds the sum of Target Cash and Estimated Adjusted Working Capital, together with interest at the Applicable Rate on such amount for the period commencing on the Closing Date and ending on the date of such payment and (b) to the Escrow Agent on behalf of the Selling Stockholders to be deposited into the Escrow Account an amount equal to the product of the Escrow Percentage and the amount by which the sum of Final Cash and Final Adjusted Working Capital exceeds the sum of Target Cash and Estimated Adjusted Working Capital, together with interest at the Applicable Rate on such amount for the period commencing on the Closing Date and ending on the date of such payment.

SECTION 2. Representations and Warranties of Crest

Crest and each of the Selling Stockholders represents and warrants, to and for the benefit of the Purchaser as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date, as set forth on Exhibit E.

SECTION 3. Representations and Warranties of the Selling Stockholders

Each of the Selling Stockholders, severally but not jointly, represents and warrants, to and for the benefit of the Purchaser, as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date, as set forth on Exhibit F.

SECTION 4. Representations and Warranties of Purchaser

The Purchaser represents and warrants, to and for the benefit of Crest and the Selling Stockholders, as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date, as set forth on Exhibit G.

SECTION 5. SECTION 6. SECTION 7.	Pre-Closing Covenants of Crest
Crest covenants with the Purchaser as set forth on Exhibit H.
Required Efforts; Notices and Consents
Crest and the Purchaser agree as set forth on Exhibit I.
Conditions Precedent to Purchaser’s Obligation to Close

The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 12.14):

7.1 Accuracy of Representations. Each of the representations and warranties made by Crest and the Selling Stockholders in this Agreement that is qualified by materiality or Material Adverse Effect shall be accurate and correct, and each of the representations and warranties that is not so qualified shall be accurate and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date).

7.2 Performance of Obligations.

(a) Crest shall have executed and delivered each of the agreements, documents and certificates required to be executed and delivered by Crest pursuant to Section 1.4(b).

(b) The Selling Stockholders shall have delivered to the Purchaser the certificates representing the Shares as required by Section 1.4(b), and each Selling Stockholder shall have executed and delivered each of the other documents required to be executed and delivered by such Selling Stockholder pursuant to Section 1.4(b).

(c) All of the other covenants and obligations that Crest and the Selling Stockholders are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Indebtedness and Other Liabilities. The Companies shall have (i) no outstanding indebtedness other than accounts payable and accrued expenses incurred in the ordinary course of their respective businesses and capital leases entered into prior to Closing and disclosed on Part 1.4(b) of the Disclosure Schedule or entered into after the date of this Agreement in compliance with this Agreement; (ii) no accounts payable related to dividends (including dividends for unvested stock); (iii) no Liabilities for accrued commissions; and (iv) no accounts payable or revenue sharing amounts owing to the Purchaser.

7.4 Regulatory Approvals. The FCC shall have approved either by Final Order, public notice or regulation the transfer of control of the FCC Subsidiaries to the Purchaser and as of the Closing Date such approvals shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside or suspended. The waiting period under the HSR Act applicable to the Transactions shall have expired or been earlier terminated and any other competition approval shall have been obtained. The RCA shall have issued an order (or orders) granting consent to transfer control of the AFS to the Purchaser and as of the Closing Date such order (or orders) shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside or suspended. All other Governmental Authorizations required in connection with the consummation of the Transactions shall have been obtained (or waived in whole or in part in a writing executed by the parties hereto) and all parties shall have complied with the conditions, if any, imposed by such Governmental Authorizations. Notwithstanding anything to the contrary contained in this Agreement, none of the Purchaser and its Affiliates, including the Companies after the Closing, shall be required to accept or comply with any condition, qualification or other restriction in order to obtain any Governmental Authorization if such condition, qualification or other restriction would reasonably be expected to be materially adverse to the Purchaser or any of its Affiliates and the Purchaser shall not be obligated to effect the Transactions if any such condition, qualification or other restriction is imposed (it being understood that the imposition of any of the following conditions by the RCA shall not be deemed to be reasonably expected to be materially adverse to the Purchaser or its Affiliates: (i) no acquisition adjustment resulting from the Transactions will be allowed for rate setting purposes in future RCA proceedings unless the RCA determines that allowing such adjustment would be in the public interest; (ii) that Purchaser file a tariff adoption notice that complies with the requirements of 3 AAC 48.400; (iii) that Purchaser file a tariff with the RCA in its own name as a separate tariff advice filing; or (iv) that Purchaser notify the RCA of the Closing of the Transactions.

7.5 Consents. Each of the Consents identified on Exhibit 7.5 shall have been obtained and shall be in full force and effect.

7.6 No Injunction. There shall not be in effect any Legal Requirement, injunction or other order that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Selling Stockholders to the Purchaser.

7.7 No Proceedings. There shall not be pending any Proceeding by any Governmental Body, or any Proceeding by any other Person that has a reasonable likelihood of success, (i) challenging or seeking to restrain or prohibit the Transactions or seeking to obtain from the Purchaser or any of its Affiliates in connection with the Transactions any damages that are material in relation to the Companies, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser or any of its Affiliates of any material portion of the business or assets of the Purchaser, its Affiliates or the Companies, or to compel the Purchaser, any of its Affiliates or the Companies to dispose of or hold separate any material portion of the business or assets of the Purchaser, its Affiliates or the Companies, in each case, as a result of the Transactions, (iii) seeking to impose limitations on ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of Crest or (iv) seeking to prohibit the Purchaser or any of its Affiliates from effectively controlling in any material respect the Companies.

7.8 No Material Adverse Effect. No event, change, effect or development shall have occurred since the date of this Agreement that has had, or would be reasonably expected to have, a Material Adverse Effect on Crest.

SECTION 8. Conditions Precedent to Selling Stockholders’ Obligation to Close

The Selling Stockholders’ obligation to sell the Shares and to take the other actions required to be taken by the Selling Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Agents, in whole or in part, in accordance with Section 12.14):

8.1 Accuracy of Representations. The representations and warranties made by the Purchaser in this Agreement that are qualified by materiality or Material Adverse Effect shall be accurate and correct, and the representations and warranties that are not so qualified shall be accurate and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date).

8.2 Purchaser’s Performance.

(a) The Purchaser shall have executed and delivered each of the agreements, documents and certificates required to be executed and delivered by the Purchaser pursuant to Section 1.4(b) and shall have made the cash payments contemplated by Section 1.4.

(b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Regulatory Approvals. The FCC shall have approved either by Final Order, public notice or regulation the transfer of control of the FCC Subsidiaries to the Purchaser and as of the Closing Date such approvals shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside or suspended. The waiting period under the HSR Act applicable to the Transactions shall have expired or been earlier terminated and any other competition approval shall have been obtained. The RCA shall have issued an order (or orders) granting consent to transfer control of the AFS to the Purchaser and as of the Closing Date such order (or orders) shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside or suspended. All other Governmental Authorizations required in connection with the consummation of the Transactions shall have been obtained (or waived in whole or in part in a writing executed by the parties hereto) and all parties shall have complied with the conditions, if any, imposed by such Governmental Authorizations.

8.4 No Injunction. There shall not be in effect any Legal Requirement, injunction or other order that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Selling Stockholders to the Purchaser.

8.5 Liabilities. Purchaser and its Affiliates shall have no accounts payable owing to the Companies.

SECTION 9. Termination

9.1 Termination. The parties hereto may terminate this Agreement as provided below.

(a) The Purchaser and the Agents may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Provided that the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, Purchaser may terminate this Agreement by giving written notice to the Agents at any time prior to the Closing in the event that:

(i) there is a material breach of any covenant or agreement of Crest or any Selling Stockholder contained in this Agreement and such material breach has not been cured within thirty (30) days after receipt of written notice thereof from the Purchaser; or

(ii) any of the representations and warranties of Crest or the Selling Stockholders contained in this Agreement that are qualified by materiality or Material Adverse Effect shall have been inaccurate or incorrect, or any of the representations and warranties that are not so qualified shall have been inaccurate or incorrect in any material respect, as of the date of this Agreement or as of the Scheduled Closing Time (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date), in any case only to the extent that such failure to be accurate and correct is not cured within thirty (30) days after receipt of written notice thereof from the Purchaser.

(c) Provided that Crest and the Selling Stockholders are not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement, the Agents may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event that:

(i) there is a material breach of any covenant of the Purchaser contained in this Agreement and such material breach has not been cured within thirty (30) days after receipt of written notice thereof from the Agents; or

(ii) any of the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality or Material Adverse Effect shall have been inaccurate or incorrect, or any of the representations and warranties that are not so qualified shall have been inaccurate or incorrect in any material respect, as of the date of this Agreement or as of the Scheduled Closing Time (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date), in any case only to the extent that such material breach or inaccuracy of a representation or warranty is not cured within thirty (30) days after receipt of written notice thereof from the Agents.

(d) Provided that the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, the Purchaser may terminate this Agreement by giving written notice to the Agents if the Closing has not taken place on or before the one (1) year anniversary of the date of this Agreement, other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement.

(e) Provided that Crest and the Selling Stockholders are not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement, the Agents may terminate this Agreement by giving written notice to the Purchaser if the Closing has not taken place on or before the one (1) year anniversary of the date of this Agreement, other than as a result of any failure on the part of Crest or the Selling Stockholders to comply with or perform its or their covenants and obligations under this Agreement.

(f) The Purchaser may terminate this Agreement by giving written notice to the Agents if the fulfillment of any of the conditions set forth in Section 7 shall have become impossible, and shall not have been waived by the Purchaser.

(g) The Agents may terminate this Agreement by giving written notice to the Purchaser if the fulfillment of any of the conditions set forth in Section 8 shall have become impossible, and shall not have been waived by the Agents.

(h) Either the Purchaser or the Agents may terminate this Agreement by giving written notice to the Agents or the Purchaser, as applicable, if, on or before the tenth (10th) business day following the date of this Agreement the Purchaser shall not have (i) completed a financing with gross proceeds to Purchaser of not less than $100 million the proceeds of which are expected to be used for the construction of a new fiber optic telecommunications cable called the Alaska Oregon Network and, to the extent funds are not otherwise available to Purchaser from its credit facilities and other sources, for the funding of the acquisition contemplated under this Agreement and, to the extent of any excess, for other purposes permitted by Purchaser’s credit facilities and (ii) deposited into an escrow account created pursuant to the Initial Escrow Agreement an amount equal to $7 million which amount will secure the performance of Purchaser under this Agreement (the “Initial Escrow”) .

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

(a) no party shall be relieved of any obligation or other liability arising from any breach by such party of any provision of this Agreement;

(b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12;

(c) the Purchaser shall promptly cause to be returned to Crest all documents and information obtained in connection with this Agreement and the Transactions and all documents and information obtained in connection with the Purchaser’s investigation of the Companies’ business, operations and legal affairs, including any copies made by the Purchaser or on behalf of the Purchaser of any such documents or information; provided, however, that the Purchaser shall be permitted to retain a single archival copy of any such documents and information as required by any Legal Requirement;

(d) if this Agreement is terminated pursuant to Section 9.1(c)(i) or (ii), then Crest and the Selling Stockholders will be entitled to receive, as their sole and exclusive remedy, the Initial Escrow (without interest thereon); and

(e) notwithstanding Section 9.2(a), if this Agreement is terminated pursuant to Section 9.1(h), Purchaser shall have no liability under Section 4.3 on Exhibit G.

SECTION 10. Tax Matters

10.1 Post-Closing Cooperation. Exhibit 10.1 identifies those Tax Returns for all jurisdictions (U.S. federal, state, local and non-U.S.) where, to the Companies’ Knowledge as of the date of this Agreement, such Tax Returns are due (and their due dates) after the anticipated Closing Date. Each party shall cooperate fully, as and to the extent reasonably requested by each other party hereto, in connection with Tax Returns filed prior to the Closing Date and Tax Returns to be filed for a tax period or year commencing before and ending after the Closing Date. Such cooperation shall include the retention (upon the request of the any party hereto) of records and information reasonably relevant to any audit, litigation, or other administrative or judicial proceeding, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party agrees (i) to retain all books and records with respect to Tax matters pertinent to the Companies beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if any other party so requests, such party shall allow the requesting party to take possession of such books and records.

10.2 Transfer Taxes. All documentary sales, use, value added, transfer, stamp and similar Taxes, fees or governmental charges levied by any Taxing Authority in connection with the purchase and sale of the Shares contemplated by this Agreement shall be borne and paid by the Selling Stockholders. Each party further agrees to use its reasonable best efforts upon request by any other party hereto to obtain any certificate or document from any Governmental Body as may be necessary or desirable to mitigate, reduce, eliminate or defer such Tax fee or governmental charge.

10.3 Tax Returns. Purchaser shall deliver a copy of any Tax Return for a Straddle Period (as defined in Section 11.5(b)) to the Agents at least 25 days prior to the due date (including extensions) of such Tax Return for the Agents’ review and approval. Sellers and Purchasers shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the parties are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved by the Neutral Auditors, which resolution shall be binding on the parties.

SECTION 11. Indemnification, Etc.

11.1 Escrow Fund. The Escrow Fund will be governed by the terms set forth in the Escrow Agreement and will be available to indemnify the Purchaser Indemnified Parties pursuant to the indemnification provisions set forth in this Section 11. On the first business day following the Expiration Time (as defined below), the Escrow Agent shall distribute all of the cash then held in the Escrow Account to the Selling Stockholders in accordance with the Escrow Agreement; provided, however, that, in accordance with the Escrow Agreement, the Escrow Agent shall retain an appropriate amount of cash to cover any pending and unresolved claims for indemnification described in a duly delivered Claim Notice delivered prior to such date and such amounts due to the Escrow Agent for its fees and expenses.

11.2 Survival of Representations and Covenants. The covenants and obligations of each party shall survive indefinitely. The representations and warranties of each party shall survive the Closing and the sale of the Shares to the Purchaser until midnight (New York City time) on the eighteen (18) month anniversary of the Closing Date (the “Expiration Time”), at which time all Liability of the parties with respect to such representations and warranties shall be extinguished; provided, however, that the representations and warranties of the Selling Stockholders set forth in Sections 3.1 (Ownership of the Shares), 3.2 (Authority; Binding Nature of Agreements) and 3.6 (Brokers) of Exhibit F, the representations and warranties of Crest and the Selling Stockholders set forth in Sections 2.3 (Capitalization), 2.16 (Tax Matters), 2.23 (Authority; Binding Nature of Agreements) and 2.25 (Brokers) of Exhibit E and, solely with respect to the Companies’ title to the Northstar System, the representations and warranties of Crest and the Selling Stockholders set forth in Sections 2.6 (Title to Assets) and 2.9(e) of Exhibit E (the “Special Representations”) shall survive until the lapse of the applicable statute of limitations period plus thirty (30) days (the “Special Representation Expiration Time”); provided, further, that if, prior to the Expiration Time or the Special Representation Expiration Time, as applicable, a Purchaser Indemnified Party shall have duly delivered a Claim Notice in the manner set forth in Section 11.7, then the specific indemnification claim set forth in such Claim Notice shall survive the Expiration Time or the Special Representation Expiration Time, as applicable (and shall not be extinguished thereby), until such claim is finally determined.

11.3 Indemnification by Selling Stockholders. Subject to the limitations set forth in this Section 11, the Selling Stockholders, jointly and severally with respect to the Escrow Fund, and otherwise severally and not jointly, shall hold harmless and indemnify the Purchaser Indemnified Parties from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, any Damages actually incurred by the Purchaser Indemnified Parties as a result of: (a) any breach of any representation or warranty made by Crest or any of the Selling Stockholders in or pursuant to this Agreement or the other Transactional Agreements, (b) any breach of any covenant or obligation of Crest or any of the Selling Stockholders in or pursuant to this Agreement or the other Transactional Agreements, (c) the matters referred to in item 1 of Part 2.22 of the Disclosure Schedule, (d) the termination of any Route *** Contract as a result of (i) the failure by the Companies to obtain an agreement contemplated by Section 5.9 of Exhibit H with respect to such Route *** Contract and (ii) the termination by the counterparty to such Route *** Contract of such Route *** Contract *** , (e) any claims for indemnification under the Asset Purchase Agreement dated January 26, 2006 by and among Crest, World Net Communications, Inc., Alaska Fiber Star, LLC, Alaska Fiber Star License Corporation and the Purchaser (the “Asset Purchase Agreement”) made by the indemnified parties set forth in Section 11.3.1 of the Asset Purchase Agreement (but only to the extent that indemnification is otherwise available under the Asset Purchase Agreement), (f) the inability to collect from the Specified Account Party any account receivable that at Closing is more than 60 days old, (g) twice the net present value of the monthly lease payments (using a weighted average cost of capital of 10.66%) under any lease entered into by the Companies pursuant to Section 5.10(a) or Section 5.10(b) exceeding $500,000 and $800,000, respectively and (h) any Proceeding relating directly or indirectly to any breach or alleged breach of the type referred to in clause (a), (b), (c), (d), (e), (f) or (g) above (including any Proceeding commenced by any Purchaser Indemnified Party for the purpose of enforcing any of its rights under this Section 11). Notwithstanding the foregoing, in the event of a breach by a Selling Stockholder of any of the representations or warranties made by such Selling Stockholder in this Agreement or the other Transactional Agreements, only the Selling Stockholder that breached such representation or warranty (and not any other Selling Stockholder) shall be liable for such breach; provided, however, that notwithstanding anything to the contrary contained herein, Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. shall be jointly and severally liable with respect to any breaches for which either such party is liable.

11.4 Eligibility Amount. The Selling Stockholders shall not be required to make any indemnification payment pursuant to Section 11.3(a) except to the extent that the cumulative amount of all Damages actually incurred by the Purchaser as a result of the matters described in Section 11.3(a) exceeds $400,000 in the aggregate (the “Eligibility Amount”), and the Selling Stockholders shall be required to pay, and shall be liable for, the entire cumulative amount of all such Damages actually incurred by the Purchaser as a result of the matters described in Section 11.3(a) from the first dollar thereof; provided, however, that Damages resulting from any breach of the Special Representations shall not be subject to the Eligibility Amount.

11.5 Tax Indemnity.

(a) Subject to the limitations set forth in this Section 11, the Selling Stockholders, jointly and severally, shall hold harmless and indemnify the Purchaser Indemnified Parties from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, any Damages actually incurred by the Purchaser Indemnified Parties as a result of:

(i) Taxes of any Company (or any affiliated group of which any Company has ever been a member) attributable to any Pre-Closing Tax Period, to the extent such Taxes were not taken into account for purposes of computing the Final Adjusted Working Capital;

(ii) Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of any Company having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group; and

(iii) any liability arising from, relating to or otherwise in connection with any breach of any representation in Section 2.16 of Exhibit E or any covenant or agreement of the Companies or the Selling Stockholders contained in this Agreement pertaining to Tax.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”): (i) real, personal and intangible property, franchise, license, and other Taxes not imposed on income, receipts, sales, use, payment of wages, or other identifiable transactions or events of the Companies for the Pre-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Companies (other than Taxes described in clause (i)) for the Pre-Closing Tax Period shall be computed using a “closing of the books” methodology. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies. For purposes of clause (b)(ii), any item of income, gain, deduction or credit determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the period ending on the Closing Date based on the relative number of days in such portion of the period as compared to the number of days in the entire period.

(c) With respect to any Tax for a Pre-Closing Tax Period shown as due and owing on a Tax Return (including any Tax for a Straddle Period), the Selling Stockholders shall pay to the applicable Purchaser Indemnified Party an amount equal to that portion of the Taxes shown on such Tax Return for which the Selling Stockholders are obligated to indemnify the Purchaser Indemnified Parties pursuant to this Section 11.5. Such payment shall be made no later than three days before the Tax Return with respect to the final liability for such Taxes is required to be filed (or, if later, is actually filed), provided that the Selling Stockholders have received ten (10) Business Days prior written notice from the Purchaser stating such Tax is due, the amount thereof and the indemnity payment requested. The payments made pursuant to this Section 11.5(c) shall not excuse the Selling Stockholders from their indemnification obligations pursuant to Section 11.5 if a final determination with respect to the amount of such Taxes (which shall include the execution of Form 870-AD or successor form) exceeds the amount of the payment under this Section 11.5(c).

(d) Any indemnity payment to be made under this Section 11.5 (other than an indemnity payment described in Section 11.5(c)) shall be paid within 20 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

11.6 Maximum Liability of Selling Stockholders; Sole Recourse to Escrow Fund. (a) Except as otherwise expressly provided herein, the total amount of the payments that the Selling Stockholders can be required to make under or in connection with this Agreement shall be limited in the aggregate to the amount in the Escrow Fund and the Selling Stockholders’ cumulative Liability shall in no event exceed such amount. Without limiting the generality of the foregoing, except as otherwise expressly provided herein, any indemnification payments required to be made by the Selling Stockholders hereunder shall be made exclusively from the funds held by the Escrow Agent under the Escrow Agreement, and Purchaser shall have no recourse against any Selling Stockholder, or against any of the assets of any Selling Stockholder, in connection with any indemnification claim or any other claim of any nature. Notwithstanding the foregoing, (i) the limitations set forth in this Section 11.6 shall not apply to or in connection with (A) any willful misconduct, acts of fraud or fraudulent misrepresentation by any of the Companies or any Selling Stockholder; (B) any breach of a covenant or obligation of any of the Companies or any of the Selling Stockholders; (C) any breach of any of the Special Representations; (D) any obligation of the Selling Stockholders pursuant to Section 11.5; or (E) any obligations of “Seller” (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement, which obligations shall remain obligations of the Selling Stockholders and not of the Purchaser or the Companies; provided that in no event (x) shall the amount of a Selling Stockholder’s portion of any indemnity payment hereunder exceed such Selling Stockholder’s pro rata portion (as set forth in Exhibit A) of such payment and (y) shall the total amount of payments that a Selling Stockholder can be required to make under or in connection with this Agreement (other than with respect to clause (A) of this sentence) exceed such Selling Stockholder’s share of the Consideration, as set forth on Exhibit A and as adjusted pursuant to Section 1.5 and Sections 5.8 and 5.10 of Exhibit H and (ii) for the purposes of the indemnification provisions of this Agreement, Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. shall be treated as if they were a single Selling Stockholder.

(b) If either Carlyle Venture Partners II, L.P. or CVP II Coinvestment, L.P. liquidates:

(i) prior to the third anniversary of the Closing Date, then prior to such liquidation the liquidating entity will deposit an amount in cash equal to 100% of the Consideration received by such entity, plus an amount sufficient to pay the fees and expenses of the escrow agent, into an escrow fund;

(ii) on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, then prior to such liquidation the liquidating entity will deposit an amount in cash equal to 50% of the Consideration received by such entity, plus an appropriate amount of cash to cover any pending and unresolved claims for indemnification described in a duly delivered Claim Notice delivered prior to such date and an amount sufficient to pay the fees and expenses of the escrow agent, into an escrow fund;

(iii) on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, then prior to such liquidation the liquidating entity will deposit an amount in cash equal to 33.3% of the Consideration received by such entity, plus an appropriate amount of cash to cover any pending and unresolved claims for indemnification described in a duly delivered Claim Notice delivered prior to such date and an amount sufficient to pay the fees and expenses of the escrow agent, into an escrow fund; and

(iv) on or after the fifth anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date, then prior to such liquidation the liquidating entity will deposit an amount in cash equal to 16.7% of the Consideration received by such entity, plus an appropriate amount of cash to cover any pending and unresolved claims for indemnification described in a duly delivered Claim Notice delivered prior to such date and an amount sufficient to pay the fees and expenses of the escrow agent, into an escrow fund.

In each of clauses (i) through (iv) above, the escrow fund shall be established pursuant to an escrow agreement in form and substance reasonably satisfactory to the Purchaser with a bank reasonably acceptable to the Purchaser. Any indemnification payments required to be made hereunder by the liquidating fund after such liquidation may be made from the funds held in such escrow funds. Notwithstanding the foregoing, any amounts deposited into the escrow fund prior to the sixth anniversary of the Closing Date shall be released to the liquidating entity if there are no pending and unresolved claims for indemnification described in a duly delivered Claim Notices as of such date, and if there are any such pending and unresolved claims as of such date, then such amounts may be released upon final resolution of such claims.

11.7 Indemnification Claims.

(a) If a Purchaser Indemnified Party wishes to assert an indemnification claim against the Selling Stockholders, the Purchaser Indemnified Party shall deliver to the Agents a written notice (a “Claim Notice”) setting forth:

(i) a description of the facts and circumstances, to the knowledge of such Purchaser Indemnified Party, giving rise to the alleged breach of such representation, warranty, covenant and/or obligation; and

(ii) a description of, and a reasonable estimate of the total amount of, the Damages actually incurred to the knowledge of such Purchaser Indemnified Party, by the Purchaser Indemnified Party as a result of such alleged breach.

(b) Until the Expiration Time, a copy of any Claim Notice delivered to the Agents shall be delivered by the Purchaser Indemnified Party to the Escrow Agent contemporaneously with the delivery of such Claim Notice to the Agents.

11.8 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Crest or any Purchaser Indemnified Party) with respect to which any of the Selling Stockholders may become obligated to indemnify the Purchaser Indemnified Party pursuant to this Section 11, the Purchaser Indemnified Party shall promptly deliver to the Agents a Claim Notice; provided, however, that for the sole purpose of determining whether such claim or Proceeding may give rise to an indemnification claim against Selling Stockholders within the meaning of this sentence, the limitation set forth in this Section 11 shall not be taken into account. Any delay or failure to deliver such Claim Notice by the Purchaser Indemnified Party to the Agents shall not affect any Liability on the part of the Selling Stockholders under this Section 11 with respect to such claim or Proceeding except to the extent that the defense of such claim or Proceeding is actually and materially prejudiced by the Purchaser’s Indemnified Party’s delay or failure to deliver such notice. The Agents shall have the right, at their election, to assume the defense of such claim or Proceeding at the sole expense of the Selling Stockholders; provided, that the Agents shall not have the right to assume the defense of such claim or Proceeding (i) if such claim or Proceeding seeks an order, injunction or other equitable relief for other than money damages or relate to a criminal or regulatory Proceeding or investigation, (ii) if the Purchaser Indemnified Party has been advised in writing by counsel that there is an actual conflict of interest in a single counsel representing all parties to such claim or proceedings or (iii) unless either (A) the Agents have demonstrated to the reasonable satisfaction of the Purchaser that the Selling Stockholders have adequate resources to fully indemnify the Purchaser Indemnified Parties against 100% of the reasonably determined maximum amount of liability and the Agents have acknowledged that the limits on the Liability of the Selling Stockholders set forth in Section 11.6 will not apply with respect to such claim or Proceeding or (B) the amount remaining in escrow is sufficient to fully indemnify the Purchaser Indemnified Parties against such amount; provided that in the case of clause (iii), Purchaser shall have the right to assume sole control from the Agents at any time thereafter if the Purchaser determines in good faith that clause (A) or (B) is no longer satisfied. If Agents so elect to assume the defense of any such claim or Proceeding:

(a) notwithstanding anything to the contrary contained in this Agreement, the Selling Stockholders shall not be required to pay or otherwise indemnify the Purchaser against any attorneys’ fees incurred on behalf of the Purchaser in connection with such claim or Proceeding following the Agents’ assumption of the defense of such claim or Proceeding;

(b) such assumption shall conclusively establish that such claim or Proceeding is within the scope of, and subject to indemnification hereunder, and the Agents shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Purchaser Indemnified Party;

(c) the Purchaser Indemnified Party shall execute such documents and take such other actions as the Agents may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such claim or Proceeding;

(d) the Purchaser Indemnified Party shall otherwise fully cooperate as reasonably requested by the Agents in the defense of such claim or Proceeding;

(e) the Purchaser Indemnified Party shall make available to the Agents all non-privileged books, records and other documents and materials that are under the control of the Purchaser Indemnified Party or any of the Purchaser Indemnified Party’s representatives and that are reasonably necessary for the defense of such claim or Proceeding;

(f) the Agents shall keep the Purchaser Indemnified Party and the Purchaser informed of all material developments and events relating to such claim or Proceeding;

(g) the Purchaser Indemnified Party shall have the right to participate in the defense of such claim or Proceeding at its own expense;

(h) the Purchaser Indemnified Party shall not admit any Liability with respect to such claim or Proceeding without the prior written consent of the Agents (which consent shall not be unreasonably withheld or delayed); and

(i) the Agents shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Purchaser Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Selling Stockholders and (iii) the Purchaser Indemnified Parties are released completely in connection with such claim or Proceeding.

If the Agents do not elect to assume the defense of any such claim or Proceeding, the Purchaser may proceed with the defense of such claim or Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

(i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser Indemnified Party) shall be borne and paid exclusively by the Selling Stockholders;

(ii) the Selling Stockholders shall make available to the Purchaser Indemnified Party any documents and materials in the possession or control of any of the Selling Stockholders that may be necessary to the defense of such claim or Proceeding;

(iii) the Purchaser Indemnified Party shall keep the Agents informed of all material developments and events relating to such claim or Proceeding; and

(iv) the Purchaser Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Agents (which consent shall not be unreasonably withheld or delayed).

11.9 Procedures Relating to Tax Claims.

(a) The Purchaser shall promptly notify the Agents in writing upon receipt by the Purchaser, any of its Affiliates or, after the Closing Date, any of the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of any of the Companies for which the Selling Stockholders would be required to indemnify a Purchaser Indemnified Party pursuant to Section 11.5; provided, that failure to comply with this provision shall not affect a Purchaser Indemnified Party’s right to indemnification hereunder except to the extent such failure materially impairs the Selling Stockholders’ ability to contest any such Tax liabilities.

(b) The Agents shall have the sole right to represent the Companies’ interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which the Selling Stockholders would be required to indemnify a Purchaser Indemnified Party pursuant to Section 11.5 and which relate solely to taxable periods ending on or before the Closing Date, and to employ counsel of the Agents’ choice at the Selling Stockholders’ expense; provided, however, that the Agents shall have no right to represent the Companies’ interests in any Tax audit or administrative or court proceeding unless the Agents shall have first notified the Purchaser in writing (1) of the Agents’ intention to do so, (2) of the identity of counsel, if any, chosen by the Agents in connection therewith, and (3) that the Agents agree with the Purchaser that, (i) as between the Purchaser and the Selling Stockholders, the Selling Stockholders shall be liable for any Damages relating to Taxes that result from such audit or proceeding and (ii) the amount remaining in escrow (after reduction for all pending claims) (the “Available Amount”) is equal to at least 80% of the Maximum Liability Estimate, provided, further, that the Purchaser and its representatives shall have the right to assume sole control from the Selling Stockholders in such audit or proceeding at any time after the Available Amount is determined in good faith by the Purchaser to be less than or equal to 50% of the Maximum Liability Estimate; provided, further, that Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, the Agents shall not settle, adjust or compromise either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Purchaser Indemnified Party, the Companies or any Affiliate thereof for any period after the Closing Date to any extent unless the Selling Stockholders has indemnified each Purchaser Indemnified Party against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

(c) The Purchaser shall have the sole right to represent the Companies’ interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which the Selling Stockholders have such right pursuant to paragraph (b) of this Section 11.9 and to employ counsel of the Purchaser’s choice at the Purchaser’s expense; provided, that Purchaser may not settle, adjust or compromise any such audit or proceeding if the Selling Stockholders would be required to indemnify the Purchaser Indemnified Parties with respect to such audit or proceeding without the prior written consent of the Agents (which consent shall not be unreasonably withheld). The Purchaser shall have the sole right to defend the Companies with respect to any issue arising in connection with any Tax audit or administrative or court proceeding to the extent the Purchaser shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(d) Nothing herein shall be construed to impose on the Purchaser any obligation to defend the Companies in any Tax audit or administrative or court proceeding; provided, that notwithstanding the provisions of Section 11.9(c), if the Purchaser elects not to promptly defend the Companies in any Tax audit or administrative or court proceeding with respect to which the Selling Stockholders may have an obligation to indemnify the Purchaser Indemnified Parties, then the Agents may, at their election and expense, assume the defense of the Companies in such audit or proceeding so long as the Agents agree with the Purchaser that, as between the Purchaser and the Selling Stockholders, the Selling Stockholders shall be liable for any Damages relating to Taxes that result from such audit or proceeding.

(e) The Purchaser and the Companies shall cooperate with the Selling Stockholders in preparing for and defending any audits of, or disputes with any Governmental Body regarding any Tax Returns of the Companies, which cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to such audit or dispute, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such audit or dispute.

11.10 Exclusivity. Nothing in this Agreement shall limit or restrict the Purchaser Indemnified Parties’ right to maintain or recover any amounts in connection with any action or claim based upon any willful misconduct, acts of fraud or fraudulent misrepresentation by any of the Companies or any of the Selling Stockholders. Except for the matters referred to in the preceding sentence and as otherwise specifically provided in this Agreement, claims for indemnification brought in accordance with Section 11 shall be the sole and exclusive remedy of the Purchaser for monetary Damages suffered or incurred by the Purchaser Indemnified Parties from and after the Closing arising under or in connection with the Transactions and this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall limit the rights of the Purchaser Indemnified Parties to seek or obtain injunctive relief or other equitable remedies to which the Purchaser Indemnified Parties may otherwise be entitled.

11.11 No Implied Representations. The Purchaser, Crest and the Selling Stockholders acknowledge that, except as expressly provided in Sections 2, 3 and 4, no party hereto, and none of the Representatives of any party hereto, has made or is making any representations or warranties in this Agreement whatsoever, implied or otherwise.

11.12 Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for the Shares for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the purchase price of the Companies for United States Federal income Tax purposes.

11.13 No Right of Contribution; Release and Waiver of Claims. None of the Selling Stockholders shall have any right of contribution against the Companies with respect to breaches of representations, warranties, covenants or obligations hereunder and each Selling Stockholder hereby releases, waives and discharges any such claims and all other rights against the Companies (other than with respect to obligations hereunder of the Companies to be performed after the Closing).

SECTION 12. 12.1	Miscellaneous Provisions Selling Stockholders’ Agents.

(a) The Selling Stockholders hereby irrevocably nominate, constitute and appoint Donald J. Schroeder and Brooke Coburn as the “Agents” hereunder and as the agents and true and lawful attorneys-in-fact of the Selling Stockholders, with full power of substitution, to act in the name, place and stead of the Selling Stockholders for purposes of executing any documents and taking any actions that the Agents may, in their sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions. Donald J. Schroeder and Brooke Coburn hereby accept their appointment as Agents.

(b) The Selling Stockholders hereby grant to the Agents full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Stockholders (in the name of any or all of the Selling Stockholders or otherwise) any and all documents that the Agents may, in their sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agents may, in their sole discretion, determine to be appropriate (including the General Release, the Selling Stockholder Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in any of the Transactional Agreements:

(i) the Purchaser shall be entitled to deal exclusively with the Agents on all matters relating to the respective Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Selling Stockholder); and

(ii) the Purchaser shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Stockholder by the Agents, and on any other action taken or purported to be taken on behalf of any Selling Stockholder by the Agents, as fully binding upon such Selling Stockholder.

(c) The Selling Stockholders recognize and intend that the power of attorney granted in Section 12.1(a):

(i) is coupled with an interest and is irrevocable;

(ii) may be delegated by the Agents; and

(iii) shall survive the death or incapacity of each of the Selling Stockholders.

(d) The Agents shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile or other document that is believed by them to be genuine and to have been telegraphed, faxed or cabled by a Selling Stockholder or to have been signed and presented by a Selling Stockholder.

(e) If either or both of the Agents shall die, become disabled or otherwise be unable to fulfill his or their responsibilities hereunder, the Selling Stockholders who held a majority of the Shares held by all Selling Stockholders immediately prior to the date of this Agreement (determined on an as-converted to Common Stock basis, as applicable, the “Requisite Selling Stockholders”) shall, within ten days after such death or disability, appoint a successor to the Agent or Agents who died, became disabled or otherwise became unable to fulfill his or their responsibilities hereunder and immediately thereafter notify the Purchaser of the identity of such successor or successors. Any such successor shall succeed the Agent succeeded as an Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Requisite Selling Stockholders.

(f) All expenses incurred by the Agents in connection with the performance of their duties as Agents shall be borne and paid by the Selling Stockholders.

12.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

12.3 Fees and Expenses.

(a) Except as otherwise expressly provided in this Agreement, Purchaser will bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

(b) The Selling Stockholders will bear their expenses and those of the Companies incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees, expenses and other amounts payable to Signal Hill Capital Group LLC in connection with this Agreement and the Transactions.

(c) Notwithstanding anything to the contrary contained in this Section 12.3, the Purchaser shall bear and pay 50%, and Crest (prior to giving effect to the Closing) shall bear and pay 50%, of (i) all filing fees contemplated by Sections 6.2 and 6.3 of Exhibit I, (ii) all filing fees in connection with the filing of a Notification and Report Form in connection with the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (including reimbursing Crest as appropriate for all such filing fees paid by Crest) and (iii) all escrow fees.

12.4 Attorneys’ Fees. If any legal action or other Proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.5 Receipt of *** Non-Recurring Payment. If, at any time after the Closing *** , the Companies shall receive the *** non-recurring payment to be paid to them under and in accordance with that certain *** and such payments are specifically identified in writing by *** as being payments under *** , the Purchaser shall pay or cause the Companies to pay such *** , Net of Taxes, if any are owed, to the Agents. For the avoidance of doubt, the Purchaser shall have no obligation to take any action whatsoever to collect the *** .

12.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at following addresses (or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.6):

if to Crest:

Crest Communications Corporation

19720 NW Tanasbourne Drive, Suite 100

Hillsboro, OR 97124-9073

Attention: Donald J. Schroeder, Chief Executive Officer

Facsimile: (503) 466-8591

with a copy (which shall not constitute notice) to:

Mark Spoto, Esq.
Cooley Godward Kronish LLP
One Freedom Square, Reston Town Center
11951 Freedom Drive
Reston, VA 20190
Facsimile: (703) 456-8100

if to any of the Selling Stockholders, to the addresses set forth on Exhibit A,

if to the Agents:

Donald J. Schroeder, as Agent of the Selling Stockholders

***

and

Brooke Coburn, as Agent of the Selling Stockholders

c/o Carlyle Venture Partners

1001 Pennsylvania Ave., N.W.

Suite 220 South

Washington, DC 20004

Facsimile: (202) 347-1818

with a copy (which shall not constitute notice) to:

Mark Spoto, Esq.
Cooley Godward Kronish LLP
One Freedom Square, Reston Town Center
11951 Freedom Drive
Reston, VA 20190
Facsimile: (703) 456-8100

if to the Purchaser:

Alaska Communications Systems Group, Inc.

600 Telephone Avenue, MS 65

Anchorage, AK 99503

Attention: Leonard Steinberg, General Counsel

Facsimile: 907-297-3153

with a copy (which shall not constitute notice) to:

Irving L. Rotter, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 839-5599

12.7 Time of the Essence. Time is of the essence of this Agreement.

12.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12.10 Governing Law; Venue; Specific Performance.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as expressly provided in Section 1.5 and Section 12.12, any legal action or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Seattle, Washington. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in Seattle, Washington (and each appellate court located in Seattle, Washington) in connection with any such Proceeding;

(ii) agrees that each state and federal court located in Seattle, Washington shall be deemed to be a convenient forum;

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in Seattle, Washington, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court;

(iv) agrees that a final judgment in any action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(v) agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 12.6 hereof shall be deemed in every respect effective service of process in any such Proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law.

(c) The Selling Stockholders irrevocably constitute and appoint the Agents as their agents to receive service of process in connection with any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

(d) The parties hereto acknowledge that damages alone may not adequately compensate a party for violation or non-performance by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a violation or non-performance or threatened violation or non-performance by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance or threatened violation or non-performance hereof.

12.11 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Proceeding arising out of or relating to this Agreement or the Transactions.

12.12 Arbitration.

(a) Each party hereto hereby irrevocably and unconditionally agrees to submit to binding arbitration any dispute between the parties (or their respective successors, assigns or affiliates) arising out of, relating to, or in connection with the Transactional Agreements, or the breach, termination or the validity thereof, or the Transactions, regardless of whether such dispute is based upon contract, tort, statute, regulation or otherwise, including any claim for indemnification pursuant to Section 11 (each, a “Dispute”). Within twenty (20) business days after any party furnishes to any other party notice of a Dispute, the Agents and the Purchaser shall mutually select one arbitrator with industry expertise in the business of the Companies; provided, however, that in the event that the Agents and the Purchaser fail to mutually select an arbitrator within such twenty (20) business day period, a neutral arbitrator, who has experience as a Federal judge, shall be selected by JAMS alternative dispute resolution (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”). Except as otherwise provided herein, the final decision regarding any Dispute shall be determined by the arbitrator and in accordance with the JAMS Rules. The parties expressly agree that the arbitrator shall determine the discovery methods that shall be available to the parties under this Section 12.12 as appropriate under the circumstances; provided, however, that either Party may request that the discovery rules applicable to the Federal District Court located in the jurisdiction in which the arbitration is held shall apply in lieu of the arbitrator’s proposed rules. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within ninety (90) days of the appointment of the mutually-selected arbitrator or the JAMS-selected arbitrator, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator to be furnished within one hundred eighty (180) days of the appointment of the mutually-selected arbitrator or the JAMS-selected arbitrator, as the case may be. The arbitrator shall determine issues of arbitrability in the first instance but may not limit, expand or otherwise modify the terms of this Agreement, and each of the parties hereby irrevocably and unconditionally waives any right to an initial judicial determination of arbitrability.

(b) Any award shall be preceded by a written reasoned draft proposed award, and any party shall have the right to demand a hearing on the proposed award, which hearing shall be preceded by submissions of memoranda by the parties addressing the proposed award and stating such facts of record and such authority as the party wishes to call to the arbitrator’s attention, and after any hearing thereon the arbitrator shall enter an award which (i) shall be just and within the scope of this Agreement, (ii) shall include a written reasoned award setting out findings as to issues and the reasoning on which the award rests, (iii) may include injunctive relief, (iv) shall be made within one hundred eighty (180) days of the appointment of the arbitrator, if at all practicable and (v) may be confirmed in any court having jurisdiction over the party against whom enforcement is being sought.

(c) The place of arbitration shall be in Seattle, Washington. Subject to Section 12.12(d) and Section 12.12(f), and except as expressly provided in Section 1.5, each party agrees not to commence any dispute, action, suit or proceeding between the parties (or their respective successors, assigns or affiliates) arising out of, relating to, or in connection with the Transactions or the Transactional Agreements, or the breach, termination or the validity of the Transactional Agreements, regardless of whether such dispute is based upon contract, tort, statute, regulation or otherwise, except with such arbitrator; each party further agrees that service of any process, notice, summons or document in accordance with Section 12.5 shall be effective service for any such arbitration brought against such party; each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such arbitration in Seattle, Washington, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such arbitration has been brought in an improper venue or an inconvenient forum.

(d) A request by a party to a court for interim equitable or injunctive relief to protect and secure its rights under this Agreement pending arbitration shall not be deemed a waiver of the right to arbitrate. Furthermore, the parties irrevocably and unconditionally agree to submit any such request exclusively to a state or Federal court located in Seattle, Washington (such state and federal courts being, collectively, the “Applicable Courts”); each party agrees not to commence any such request except in the Applicable Courts; each party further agrees that service of any process, summons, notice or document in accordance with Section 12.6 shall be effective service of process for any such request brought against such party in the Applicable Courts; each party hereby irrevocably and unconditionally consents to the personal jurisdiction of the Applicable Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court any defense that such court does not have personal jurisdiction over it; each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of such request in the Applicable Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper venue or in an inconvenient forum.

(e) The parties, their representatives, other participants and the arbitrator shall hold the existence, content and result of any arbitration, and the parties, their representatives, and other participants shall hold the existence, content and result of any request to a court hereunder in the strictest of confidence and shall not disclose the same except as required by law.

(f) Nothing in this Agreement will limit any party’s right to seek immediate injunctive or other equitable relief whenever the facts or circumstances would permit a party to seek such relief in any court specified in Section 12.10.

12.13 Successors and Assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Shares to an Affiliate of Purchaser without the prior written consent of any other party; provided, however, that no such assignment shall limit or affect the Purchaser’s obligations hereunder. Any attempted assignment in violation of this Section 12.13 shall be void. This Agreement shall be binding upon: Crest and its successors and assigns (if any); the Selling Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Crest; the Selling Stockholders; the Purchaser; and the respective successors and assigns (if any) of the foregoing.

12.14 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Agents.

12.16 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final, non-appealable judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.17 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

12.18 Cumulative Remedies. Except as provided in Section 11.10, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12.19 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof except for that certain Confidentiality Agreement dated as of July 16, 2007 by and between the Purchaser and Signal Hill Capital Group LLC on behalf of Crest.

12.20 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

12.21 Frustration of Closing Conditions. Neither the Purchaser nor the Selling Stockholders may rely on the failure of any condition set forth in Sections 7 and 8 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

[signature pages follow]

The parties hereto have caused this Stock Purchase Agreement to be executed and delivered as of the date first written above.

PURCHASER:

Alaska Communications Systems Group, Inc.,
a Delaware Corporation

By:	/s/ Liane Pelletier

Name:	Liane Pelletier

Title:	CEO & President

CREST:

Crest Communications Corporation,
a Delaware corporation

By:	/s/ Donald J. Schroeder

Donald J. Schroeder President and Chief Executive Officer

AGENTS:

/s/ Donald J. Schroeder
Donald J. Schroeder

/s/ Brooke Coburn
Brooke Coburn

SELLING STOCKHOLDERS:

Carlyle Venture Partners II, L.P. By: TCG Ventures II, L.P., as General Partner By: TCG Ventures II, L.L.C., as General Partner By: /s/ Brooke Coburn

Name: Brooke B. Coburn

Title: Managing Director

CVP II Coinvestment, L.P. By: TCG Ventures II, L.P., as General Partner By: TCG Ventures II, L.L.C., as General Partner By: /s/ Brooke Coburn

Name: Brooke B. Coburn

Title: Managing Director

TNG Partners, LLC By: /s/ Donald J. Schroeder

Name: Donald J. Schroeder

Title: Managing Member

SELLING STOCKHOLDERS (CONT’D):

/s/ Donald J. Schroeder

Donald J. Schroeder
/s/ David W. Walker

David W. Walker
/s/ Terry A. Gunsel

Terry A. Gunsel
/s/ Brian P. Roussell

Brian P. Roussell

Exhibit B

CERTAIN DEFINITIONS

For purposes of the Agreement and the Exhibits and Schedules thereto:

“Adjusted Working Capital” shall mean, as of a specified date, (a) the sum of (i) accounts receivable net of an allowance for uncollectible amounts and (ii) prepaid assets; minus (b) current liabilities, in each case, as of such date and as determined in accordance with GAAP and in a manner consistent with the calculation on Exhibit J; provided, however, that, for purposes of this Agreement, “Adjusted Working Capital” shall exclude (i) accounts receivable due from *** related to IRU charges; (ii) accounts receivable due from *** under the *** ; (iii) accounts receivable due from, and accounts payable due to, the Purchaser and its subsidiaries; (iv) deferred revenues to the extent they represent non-recurring payments with respect to IRU sales or the *** ; (v) prepaid income taxes and deferred tax assets; (vi) accrued income taxes and deferred tax liabilities; (vii) if the Companies do not enter into a *** prior to the Closing Date, the lease receivables related to the *** ; and (viii) accounts receivable in respect of any Capacity Sales entered into after the date hereof.

“Affiliate” of a Person shall mean any other Person who (i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than a majority of the capital stock or equity interest in such Person. “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Applicable Rate” means, with respect to any day for which interest accrues, the sum of the U.S. prime rate published by The Wall Street Journal for such day (or, if not published for such day, such rate as most recently published as of such day) and 3%.

“Backhaul Route B” shall mean the Companies’ fiber optic cable route providing backhaul from the Companies’ Hillsboro, OR network operations control center to the Pittock Building in Portland, OR.

“Backhaul Route B Replacement” shall mean a fiber swap, the securing of a dark fiber IRU or such other arrangements undertaken by the Companies to replace, to the Purchaser’s reasonable satisfaction, the IRU Agreement with *** referred to as WCI IRU Four, which expires on or about June 5, 2008, and allow uninterrupted transfer of voice and data communications over Backhaul Route B.

“Baseline Adjusted Working Capital” shall mean $675,000.

“BPA” shall mean the Bonneville Power Administration, an agency of the United States Government.

“BPA Arrangements” shall mean the obtaining of all necessary rights (including rights of access and BPA land use agreements, if any), licenses, permits, consents and completion of all technical work with BPA in respect of the C Route including all license rights for the portion of C Route designated CV1 to Beach Manhole Cover (“BMH”) on the line diagram attached as Schedule A-1.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which banks located in the State of Alaska are authorized or obligated to close.

“Capacity Sale” shall mean any sale of, or permanent transfer of rights to, transmission capacity, in each case, whether pursuant to an IRU or other instrument of transfer but shall not include any lease of transmission capacity the duration of which is less than seven years (including all renewal rights).

“C Route” shall mean the Companies’ fiber optic cable route providing backhaul from the Companies’ Nedonna Beach, OR cable landing station to the Companies’ network operations control center in Hillsboro, OR. and including 24 LEAF optical fibers that are licensed to Crest pursuant to that certain License Agreement, dated as of July 20, 2000, between the United States of America, Department of Energy, acting by and through the BPA, and WCI Cable, Inc. (Contract No. 00TX-10334), extending approximately 70 miles between the BPA’s substations in Keeler, OR and Tillamook, OR.

“C Route Regen Construction” shall mean the acquisition of all rights necessary to construct and the construction of two regeneration sites on C Route, including electronics and interconnection to such Route all to the reasonable satisfaction of the Purchaser.

“Cash” shall mean cash and cash equivalents, each as determined in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended, and any successor federal statute, and the rules, regulations, published orders and published policies of the FCC thereunder, all as the same may be in effect from time to time.

“Communications Laws” shall mean all laws, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including, but not limited to, the FCC and state telecommunications regulatory agencies), relating in any way to the offering or provision of communications, and shall include the Communications Act.

“Companies” shall mean Crest and all of the Subsidiaries.

“Companies’ Knowledge” shall mean the actual knowledge of Donald J. Schroeder, Brian P. Roussell, Jack Holland, Dale Coppola and John Baxter and the knowledge such individuals would reasonably be expected to have after reasonable inquiry of those employees of the Companies who report directly to such persons.

“Company” shall mean any of the Companies.

“Company Contract” shall mean any Contract: (a) to which any Company is a party, (b) by which any Company or any of its assets is or may become bound or under which Crest has, or may become subject to, any obligation or (c) under which any Company has or may acquire any right or interest.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Damages” shall include all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (including reasonable attorneys’ fees and expenses) (whether or not arising out of third party claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action) and other losses resulting from any shutdown or curtailment of operations, damages to natural resources or the environment. For purposes of determining the amount of any Damages, the amount of any Damages shall be reduced by any insurance proceeds actually received in respect thereof (net of cost of recovery); provided that neither the Purchaser nor the Companies shall have any obligation to seek any such recovery.

“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Crest and the Selling Stockholders, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“*** ” shall mean *** Corporation.

“*** IRU” shall mean an IRU for a fiber pair on the *** fiber pursuant to which the Companies shall achieve available physical redundancy for the seventeen (17) mile section of shared fiber on the C Route and OSP Route B between the *** on terms and conditions reasonably satisfactory to the Purchaser. The Companies shall not be required to enter into the *** IRU if the Fiber Swap has been completed.

“Encumbrances” shall mean mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, licenses, grants, exceptions, reservations, limitations, impediments, options, claims, restrictions or encumbrances of any kind.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any law, regulation, or other applicable Legal Requirement relating to (a) releases or threatened releases of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Crest would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Percentage” shall mean ten percent (10%) plus the product of five percent (5%) multiplied by the Escrow Percentage Increase Factor.

“Escrow Percentage Increase Factor” shall mean the ratio of (a) the aggregate amount of total contracted revenues after the Closing represented by all Route *** Contracts with respect to which the amendment or replacement contemplated by Section 5.9 of Exhibit H has not been satisfied by Closing, to (b) the aggregate amount of total contracted revenues after the Closing represented by all Route *** Contracts. For the avoidance of doubt, if Crest satisfies its obligations under Section 5.9 of Exhibit H with respect to all Route *** Contracts, then the Escrow Percentage Increase Factor shall be zero (0) and if Crest fails to satisfy all such obligations the Escrow Percentage Increase Factor shall be five (5)%. The Escrow Percentage Factor for each Route *** Contract shall be determined not less than 3 business days before Closing and shall be included in an exhibit to this Agreement to be mutually agreed to by the Purchaser and the Agents. A sample of the calculation of the Escrow Percentage Increase Factor is set forth in Exhibit K.

“Excluded Contract” shall mean any Company Contract that (a) has been entered into in the ordinary course of business, (b) has a term of less than 90 days or may be terminated by one of the Companies (without penalty) within 90 days after the delivery of a termination notice by one of the Companies, (c) does not contemplate or involve the payment of cash or other Consideration or create obligations on the part of any of the Companies in an amount or having a value in excess of $10,000 individually and $50,000 in the aggregate and (d) is not otherwise material to the business of such Company.

“FCC” shall mean the Federal Communications Commission.

“Fiber Swap” shall mean a fiber swap with *** on terms reasonably satisfactory to the Purchaser pursuant to which the Companies shall achieve *** , which physical redundancy shall be reasonably satisfactory to the Purchaser.

“Final Order” shall mean an order or determination by the FCC (a) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or judicial petition for review that is filed within the period referred to in clause (a) above is pending, and (c) as to which the deadlines, if any, for filing such request, motion, petition, application, appeal or notice, and for the entry by the FCC of orders staying, reconsidering, or reviewing on its motion have expired.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), (d) multi-national organization or body, or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Substances” shall mean any waste, pollutant, contaminant, toxic substance, hazardous waste or hazardous substance, or any constituents thereof, regulated by or for which liability or standards of care are imposed by any Environmental Law, including petroleum (including crude oil or any fraction thereof), radioactive material, (including any source, special nuclear or by-product material), polychlorinated biphenyls and asbestos in any form or condition.

“Initial Escrow Agreement” shall mean an escrow agreement among the Purchaser, Crest, the Agents and the Escrow Agent to be prepared by the Purchaser which shall provide that if this Agreement is terminated pursuant to Section 9(c)(i) or Section 9(c)(ii) the Escrow Agent shall promptly pay to Crest the amount of $7 million and which agreement shall otherwise be reasonably satisfactory to the Purchaser, Crest and the Agents.

“Intellectual Property” shall mean any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, service mark, trade name, business name, brand name, domain name, copyright, copyright registration, design, design registration, or any right to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“IRU” shall mean an indefeasible right of use.

“IRU Agreement” shall mean an agreement providing for an IRU.

“IRU Amount” shall mean *** .

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of such Person and its subsidiaries, taken as a whole, (ii) the ability of such Person to perform its obligations under the Transactional Agreements or (iii) the ability of such Person to, or the timing when such Person may, consummate the Transactions contemplated thereby; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the damage to and unavailability of the OSP Route A resulting from the storm occurring on or about December 2 and December 3, 2007 described in Part 11.3 of the Disclosure Schedule, or any inability of the Companies to repair or restore such route; (ii) any change in general economic or political conditions which changes do not disproportionately affect the Companies; (iii) general changes or developments in the business of providing high-bandwidth, fiber optic communications infrastructure, which changes do not disproportionately affect the Companies; (iv) changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (v) any act of God, war or terrorism that does not disproportionately affect the Companies (it being understood that the occurrence of any such event after the date hereof shall not be deemed to have a disproportional effect, and Purchaser may not terminate this Agreement under Sections 9.1(b)(ii) or 9.1(f) with respect to such event, if (x) as promptly as commercially possible and in any event within 60 days of the occurrence of such event, the Companies shall have delivered to the Purchasers a report setting forth the Companies’ remediation plan to restore the underlying telecommunications network (or portion thereof) to its operating condition prior to the occurrence of such event and cure such effects together with a certification by the chief executive officer of Crest that, in such officer’s reasonable judgment, using commercially reasonable efforts, such officer reasonably believes that such restoration and cure will be achieved prior to the one year anniversary of the date of this Agreement such report and certification to be reasonably satisfactory in form, scope and substance to the Purchaser; (y) from time to time and in any event within each 45-day period thereafter, the Companies shall update such plan and the chief executive officer shall certify that (1) the Companies are diligently pursuing such remediation and cure and (2) in such officer’s reasonable judgment, using commercially reasonable efforts, such officer reasonably believes that such restoration and cure will be achieved prior to the one year anniversary of the date of this Agreement such update and certification to be reasonably satisfactory in form, scope and substance to the Purchaser and (z) such restoration and cure shall be completed on or prior to the first anniversary of the date of this Agreement; provided that the condition to Closing set forth in Section 7.8 shall not be deemed to be fulfilled with respect to such event unless and until such restoration and cure has been completed on or prior to the first anniversary of the date of this Agreement as contemplated by clause (z)); (vi) changes in GAAP; or (vii) any effect arising out of or related to any material breach by the Purchaser of this Agreement or the Confidentiality Agreement.

“Maximum Liability Estimate” shall mean the maximum amount of Damages expected to be incurred, directly or indirectly, by the Purchaser Indemnified Parties in connection with or arising from a relevant audit or proceeding as reasonably determined from time to time by the Purchaser.

“New Fiber Installation” shall mean the installation by the Companies of forty-eight (48) new fiber pairs (consisting of twenty-four (24) submarine fiber pairs and twenty-four (24) terrestrial fiber pairs) of a quality to the Purchaser’s reasonable satisfaction in the currently vacant conduit on OSP Route B.

“OSP Route A” shall mean the Companies’ fiber optic cable route connecting the Nedonna Beach, OR cable landing station and the Hillsboro, OR network operations control center, via the Port of Tillamook Bay Railroad easements and State of Oregon and Washington County, OR roads to Hillsboro, OR.

“OSP Route B” shall mean the Companies’ fiber optic cable route connecting the Nedonna Beach, OR cable landing station and the Hillsboro, OR network operations control center, via conduit and IRU Agreements between the Companies and *** .

“Oregon Backhaul” shall mean the C Route, the OSP Route A and the OSP Route B.

“Permitted Encumbrances” shall mean (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection; and (iv) with respect to the Owned Real Property, those Encumbrances listed in the title policies included in Schedule 2.10(a).

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods (or portions thereof) ending on or before the close of business on the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

“Projects” shall mean the collective reference to each of the New Fiber Installation, Valdez Battery Replacement, Backhaul Route B Replacement, Fiber Swap or *** IRU (determined in accordance with Section 5.10 on Exhibit H), BPA Arrangements and C Route Regen Construction.

“Purchaser Indemnified Parties” shall mean the Purchaser, its Affiliates (including the Companies) and each of their directors, officers, employees, shareholders, agents and representatives.

“Qualifying Sale Contract” shall mean the contract or series of related contracts entered into by the Companies not in violation of this Agreement pursuant to which *** .

“RCA” shall mean the Regulatory Commission of Alaska.

“Regulatory Approval Date” shall mean the date of the last to occur of the following: (a) the expiration, or earlier termination, of the waiting period under the HSR Act applicable to the Transactions, (b) approval by the FCC either by order, public notice or regulation of the transfer of control of the FCC Subsidiaries to the Purchaser, (c) the issuance by the RCA of an order (or orders) granting consent to transfer control of AFS to the Purchaser and (d) the satisfaction or waiver of the conditions set forth in Sections 7 and 8 (other than conditions that, by their nature, are to be satisfied at the Closing).

“Regulatory Cost Charge” shall mean an annual charge paid by all utilities subject to the RCA’s jurisdiction, consisting of a percentage of the  local and intrastate regulated revenues billed and collected by those utilities, to fund the RCA.

“Related Party” shall mean (a) each individual who is, or since the Reorganization Date has been, an officer of any of the Companies, (b) each member of the immediate family of each of the individuals referred to in clause (a) above and (c) any trust or other Entity (other than the Companies) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Reorganization Date” shall mean July 15, 2002.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“RFCS Date” shall mean the first date on which the submarine fiber optic telecommunications network currently planned for construction by Purchaser between Alaska and Oregon is ready for commercial service.

“Route *** Contract” shall mean each of the following Contracts:

(i) *** ;

(ii) (iii) (iv)	*** ; *** ; and *** .

“Service Order” shall mean *** .

“Service Order Party” shall mean *** .

“Specified Account Party” shall mean the account party specified on Part Exhibit A of the Disclosure Schedule.

“*** ” shall mean the *** .

“Subsidiaries” shall mean (a) WCI Cable, Inc., a Delaware corporation, (b) World Net Communications, Inc., a Delaware corporation, (c) Alaska Northstar Communications, LLC, a Delaware limited liability company, (d) WCIC Hillsboro, LLC, a Delaware limited liability company, (e) WCI Lightpoint, LLC, a Delaware limited liability company, (f) AFS, (g) Northstar License Corporation, a Delaware corporation, (h) Alaska Fiber Star License Corporation, a Delaware Corporation and (i) Northern Lights Holdings, Inc., a Delaware corporation.

“Tax” shall mean (a) any federal, state, local or foreign tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), escheat payments, levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest and additions to tax imposed with respect thereto), imposed, assessed or collected by or under the authority of any Governmental Body and (b) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of liability as a transferee, as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing or Tax indemnity contract or arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology” shall mean all trade secrets, confidential information, inventions, proprietary know-how, proprietary formulae, proprietary processes, proprietary procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Companies.

“Transactional Agreements” shall mean (a) the Agreement, (b) the Escrow Agreement, (c) the General Release (d) the Crest Closing Certificate, (e) the Selling Stockholder Closing Certificate, (f) the Purchaser Closing Certificate, (g) the Initial Escrow Agreement and (h) any other agreements and instruments executed and delivered in connection with the Closing.

“Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including (a) the sale of the Shares by the Selling Stockholders to the Purchaser in accordance with the Agreement and (b) the performance by Crest, the Selling Stockholders and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by Crest, the Selling Stockholders and the Purchaser of their respective rights under the Transactional Agreements.

“Valdez Battery Replacement” shall mean the replacement of the battery string at Crest’s Valdez, Alaska location to the reasonable satisfaction of the Purchaser.

“*** ” shall mean *** .